Exhibit 10.7
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (this “Agreement”) dated effective as of the ___ day of                , 20___, between RPM International Inc., a Delaware corporation (the “Company”), and                      (“Executive”).
     WHEREAS, Executive is currently [Title] of the Company; and
     [WHEREAS, Executive and the Company entered into the Amended and Restated Employment Agreement, dated as of                      (the “Existing Agreement”), to ensure Executive’s continued employment with the Company; and]
     WHEREAS, the Board of Directors of the Company recognizes the importance of Executive’s continuing contribution to the future growth and success of the Company and desires to assure the Company and its stockholders of Executive’s continued employment in an executive capacity and to compensate him therefor; and
     WHEREAS, Executive is desirous of committing himself to continue to serve the Company on the terms herein provided.
     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:
     1. Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein for the period commencing as of the date hereof and expiring on May 31, 20___ (the “Employment Period”). The Employment Period shall automatically be extended on May 31 of each year for a period of one year from such date unless, not later than March 31 of such year, the Company or Executive has given notice to the other party that it or he, as the case may be, does not wish to have the Employment Period extended. In addition, in the event of a Change in Control, the Employment Period shall automatically be extended for a period of three years beginning on the date of the Change in Control and ending on the third anniversary of the date of such Change in Control (unless further extended under the immediately preceding sentence). In any case, the Employment Period may be Terminated earlier under the terms and conditions set forth herein.
     2. Position and Duties. Executive shall serve as                      reporting to the Chief Executive Officer of the Company. Executive shall be responsible for all                      matters of the Company and shall have such other powers and duties as may from time to time be assigned by the Chief Executive Officer or the Board of Directors of the Company; provided, however, that such duties are consistent with his present duties and his position with the Company. Executive shall devote substantially all his working time and efforts to the continued success of the business and affairs of the Company.

     3. Place of Employment. In connection with his employment by the Company, Executive shall not be required to relocate or move from his existing principal residence in                     , and shall not be required to perform services which would make the continuance of his principal residence in                     , unreasonably difficult or inconvenient for him. The Company shall give Executive at least six months’ advance notice of any proposed relocation of its Medina, Ohio offices to a location more than 50 miles from Medina, Ohio and, if Executive in his sole discretion chooses to relocate his principal residence, the Company shall promptly pay (or reimburse him for) all reasonable relocation expenses (consistent with the Company’s past practice for similarly situated senior executive officers) incurred by him relating to a change of his principal residence in connection with any such relocation of the Company’s offices from Medina, Ohio.
     4. Compensation.
     (a) Base Salary. During the Employment Period, Executive shall receive a base salary at the rate of not less than                                          Dollars ($                    ) per annum (“Base Salary”), payable in substantially equal monthly installments at the end of each month during the Employment Period hereunder. It is contemplated that annually in the first quarter of each fiscal year of the Company the Compensation Committee of the Board of Directors (the “Compensation Committee”) will review Executive’s Base Salary and other compensation during the Employment Period and, at the discretion of the Compensation Committee, it may recommend to the Board of Directors of the Company for its approval an increase in Executive’s Base Salary and other compensation, effective as of June 1 of such fiscal year, based upon Executive’s performance, then generally prevailing industry salary scales, the Company’s results of operations, and other relevant factors. Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased specified rate, Executive’s Base Salary hereunder shall not be reduced without his written consent.
     (b) Incentive Compensation. In addition to his Base Salary, Executive shall be entitled to receive such annual cash incentive compensation (“Incentive Compensation”) for each fiscal year of the Company during the Employment Period as the Compensation Committee may determine in its sole discretion to recommend to the Board of Directors of the Company for its approval based upon the Company’s results of operation and other relevant factors. Such annual Incentive Compensation shall be received by Executive as soon as possible, but no later than 90 days after the close of the Company’s fiscal year for which such Incentive Compensation is granted, provided however, that to the extent the Company’s senior executive for Human Resources determines it to be consistent with Section 409A of the Code, Executive shall have such right, if any, as may be provided under the Deferred Compensation Plan to elect to defer annual Incentive Compensation. Any such election shall be made in accordance with the terms of the Deferred Compensation Plan (including provisions regarding the time and form of such deferral election) and such procedures as may be established thereunder.
     (c) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with Company practice) in performing services hereunder, provided that Executive properly accounts therefor in accordance with either Company policies or guidelines established by the Internal Revenue Service if such are less burdensome.
     (d) Participation in Benefit Plans. During the Employment Period, Executive shall be entitled to continue to participate in or receive benefits under the Benefit Plans, subject to and on a basis consistent with the terms, conditions and overall administration of the Benefit Plans. Except with respect to any benefits related to salary reductions authorized by Executive, nothing paid or awarded to Executive under any Benefit Plan presently in effect or made available in the future shall reduce or be deemed to be in lieu of compensation to Executive pursuant to any other provision of this Section 4. Executive’s right to participate in any Benefit Plan shall be subject to the applicable eligibility criteria for participation and Executive shall not be entitled to any benefits under, or based on, any Benefit Plan for any purposes of this Agreement if Executive does not during the Employment Period satisfy the eligibility criteria for participation in such plan.
     (e) Vacations. During the Employment Period, Executive shall be entitled to the same number of paid vacation days in each fiscal year determined by the Company from time to time for its other senior executive officers, but not less than four weeks in any fiscal year, to be taken at such time or times as is desired by Executive after consultation with the Chief Executive Officer to avoid scheduling conflicts (prorated in any fiscal year during which Executive is employed hereunder for less than the entire such year in accordance with the number of days in such fiscal year during which he is so employed). Executive also shall be entitled to all paid holidays given by the Company to its other salaried employees.
     (f) Other Benefits. During the Employment Period, Executive shall be entitled to continue to receive the fringe benefits appertaining to his position with the Company in accordance with present practice, including the use of the most recent model of a full-sized automobile. During the Employment Period, Executive shall be entitled to the full-time use of an office and furniture at the Company’s offices in Medina, Ohio, and shall be entitled to the full-time use of a secretary paid by the Company.
     5. Termination Outside of Protected Period.
     (a) Events of Termination. At any time other than during the Protected Period, the Employment Period shall Terminate immediately upon the occurrence of any of the following events: (i) expiration of the Employment Period; (ii) the death of Executive; (iii) the expiration of 30 days after the Company gives Executive written notice of its election to Terminate the Employment Period upon the Disability of Executive, if before the expiration of such 30-day period Executive has not returned to the performance of his duties hereunder on a full-time basis; (iv) the resignation of Executive; (v) the Company’s Termination of the Employment Period for Cause; or (vi) the Company’s Termination of the Employment Period at any time, without Cause, for any reason or no reason. For purposes of Subsections 5(b) and 5(c), expiration of the Employment Period upon a notice of the Company under Section 1 that it does not wish to have the Employment Period extended shall be deemed a Termination of Employment without Cause pursuant to Subsection 5(a)(vi) and expiration of the Employment

Period upon a notice of Executive under Section 1 that he does not wish to have the Employment Period extended shall be deemed a resignation of Executive pursuant to Subsection 5(a)(iv).
     (b) Compensation Upon Termination. This Subsection 5(b) sets forth the payments and benefits to which Executive is entitled under any Termination of Employment pursuant to Subsection 5(a).
          (i) Death; Disability. During any period in which Executive fails to perform his duties hereunder as a result of Disability, Executive shall continue to receive his full Base Salary until his employment is Terminated pursuant to Subsection 5(a)(ii) or (iii); provided that his employment shall not be continued beyond the 29th month after such period of Disability began. Upon Termination of the Employment Period under Subsection 5(a)(ii) or (iii), Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law or as governed by the Benefit Plans including the Group Long Term Disability Insurance in which Executive participates immediately prior to such Termination of Employment, but Executive shall be entitled to receive his Earned Incentive Compensation, if any, within 30 days after the Termination Date.
          (ii) Resignation or Cause. If Executive’s employment is Terminated pursuant to Subsection 5(a)(iv) or (v), the Company shall pay Executive his full Base Salary through the Termination Date at the rate in effect at such time. The Company shall then have no further obligations to Executive under this Agreement and Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law.
          (iii) Termination of Employment Without Cause. If Executive’s employment is Terminated without Cause pursuant to Subsection 5(a)(vi), then in lieu of any further salary payments to Executive for periods subsequent to the Termination Date, the Company shall pay to Executive no later than 30 calendar days following such date, a lump sum amount equal to (A) Executive’s Unpaid Incentive Compensation, if any, plus (B) 200% of the sum of (I) the greater of Executive’s Base Salary currently in effect or the highest of Executive’s Base Salary in effect at any time during the period commencing three years prior to the Termination Date; and (II) the highest amount of Annual Incentive Compensation Executive received from the Company during the full five fiscal years of the Company immediately preceding the Termination Date. Executive also shall be entitled to certain continuing benefits under the terms of Subsection 5(c). Notwithstanding any other provision of this Subsection 5(b)(iii), Subsection 5(c) or this Agreement, the Company shall have no obligation to make the lump-sum payment referred to in this Subsection 5(b)(iii) or provide any continuing benefits or payment referred to in Subsection 5(c) unless (X) Executive executes and delivers to the Company a Release and Waiver of Claims and (Y) Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it.
     (c) Additional Benefits Following Termination under Subsection 5(a)(vi). This Subsection 5(c) sets forth the benefits to which Executive shall be entitled, in addition to those set forth in Subsection 5(b)(iii), following a Termination of the Employment Period under Subsection 5(a)(vi). Executive shall not be entitled to the benefit of any provision of this

Subsection 5(c) following a Termination of the Employment Period under any other provision hereof.
          (i) Continuing Benefit Plans. For a period of two years following such a Termination Date, Executive shall also be entitled to continue to participate, on the same terms and conditions as active employees, in the Continuing Benefit Plans in which Executive participated immediately prior to the Termination Date, except that (A) Executive shall be entitled to Estate/Financial Planning Benefits for a period of six months following the Termination Date and (B) if Executive’s continued participation is not possible and Executive does not continue to participate under the terms of any such Continuing Benefit Plan, the Company shall instead pay to Executive, promptly upon presentation to the Company of invoices or receipts for payment, the amount Executive spends to receive comparable coverage under such a comparable plan during such two-year period. Notwithstanding the foregoing, in no event shall any such additional amount or comparable benefit be provided to Executive prior to or materially after the time the original payment or benefit would have been provided, or in a tax year other than the year in which payment would otherwise be made. Payment under Subsection 5(c)(i)(B) shall be made within 30 days of the time Executive presents an invoice or receipt for payment for such comparable coverage, provided Executive presents such invoice(s) or receipt(s) no later than 30 days before the end of the taxable year following the year in which the expenses were incurred. With respect to any coverage under a Continuing Benefit Plan with respect to which, but for this Agreement, Executive would otherwise be entitled to continuation coverage under Code Section 4980B (“COBRA”), any benefits provided for expenses that are incurred after the end of what would be the COBRA continuation coverage period if Executive had elected and paid for such coverage shall be made no later than the end of the taxable year following the taxable year in which such expense was incurred. Notwithstanding the foregoing sentence, the Company’s obligations to Executive with respect to continued benefits under the Continuing Benefit Plans shall end at the time Executive becomes covered by another employer providing comparable benefits. During such continuation period, Executive shall be responsible for paying the normal employee share of the applicable premiums for coverage under the Continuing Benefit Plans. The Company shall have the right to modify, amend or terminate the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits) following the Termination Date and Executive’s continued participation therein shall be subject to such modification, amendment or termination if such modification, amendment or termination applies generally to the then-current participants in such plan. Upon completion of the two-year period following such a Termination Date, the Company shall afford Executive the opportunity to continue Executive’s coverage under the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits), at Executive’s expense, for an additional period under COBRA Continuation Coverage, so long as Executive timely elects to receive COBRA Continuation Coverage under the terms thereof and otherwise complies with the conditions of continuation of benefits under COBRA Continuation Coverage.
          (ii) Limited Benefit Plans. After such a Termination Date, Executive shall no longer be entitled to participate as an active employee in, or receive any additional or new benefits under, the Limited Benefit Plans, except as set forth in this Subsection 5(c)(ii) and except for such benefits, if any, available under such plans to former employees. After such a Termination Date, Executive shall be entitled to the following additional benefits:

               (A) A lump sum payment equal to two times the annual premium most recently paid with respect to Executive for such executive life insurance program as may be maintained by the Company at the Termination Date, except that if such premium is less than the next scheduled premium as shown on the then current illustration of coverage, the lump sum payment shall be two times such next scheduled premium;
               (B) A lump-sum payment equal to the cash value of the benefits Executive would have received had he continued to participate in and receive annual awards under the Restricted Stock Plan on a basis consistent with his past practice for a period of two years after the Termination Date, with such payment to be paid no later than 2 1/2 months following the later of the end of Executive’s taxable year or the end of the Company’s taxable year in which the Termination Date occurs; and
               (C) The lapse of all restrictions on transfer and forfeiture provisions to which Executive’s awards under the Restricted Stock Plan are subject, so that any restricted shares previously awarded to Executive under such plan shall be nonforfeitable and freely transferable thereafter, all on the terms of the Restricted Stock Plan or the agreements thereunder.
     (d) Notice of Termination. Any Termination of Employment by the Company pursuant to Subsection 5(a)(iii), (v) or (vi) or by Executive pursuant to Subsection 5(a)(iv) shall be communicated to the other party hereto by written notice of Termination of Employment, which shall state in reasonable detail the facts upon which the Termination of Employment has occurred.
     (e) Set-Off. There shall be no right of set-off or counterclaim against, or delay in, any payment by the Company to Executive of any lump sum payment made under Subsection 5(b)(iii) or 5(c)(ii)(B) or any Gross-Up Payment in respect of any claim against or debt or obligation of Executive, whether arising hereunder or otherwise.
     6. Termination During Protected Period.
     (a) Events of Termination. During the Protected Period, the Employment Period shall Terminate immediately upon the occurrence of any of the following events: (i) the death of Executive; (ii) the expiration of 30 days after the Company gives Executive written notice of its election to Terminate the Employment Period upon the Disability of Executive, if before the expiration of such 30-day period Executive has not returned to the performance of his duties hereunder on a full-time basis; (iii) the resignation of Executive without delivering Notice of Termination for Good Reason; (iv) the Company’s Termination of the Employment Period for Cause; (v) the Company’s Termination of the Employment Period at any time, without Cause, for any reason or no reason; or (vi) Executive’s Termination of the Employment Period for Good Reason by delivery of Notice of Termination for Good Reason to the Company during the Protected Period indicating that an event constituting Good Reason has occurred, provided that Executive’s failure to object in writing to an event alleged to constitute Good Reason within six months of the date of occurrence of such event shall be deemed a waiver of such event by Executive and Executive thereafter may not Terminate the Employment Period under this Subsection 6(a)(vi) based on such event.

     (b) Compensation Upon Termination. This Subsection 6(b) sets forth the payments and benefits to which Executive is entitled under any Termination of Employment pursuant to Subsection 6(a).
          (i) Death; Disability. During any period in which Executive fails to perform his duties hereunder as a result of Disability, Executive shall continue to receive his full Base Salary until his employment is Terminated pursuant to Subsection 6(a)(i) or (ii); provided that his employment shall not be continued beyond the 29th month after such period of Disability began. Upon Termination of the Employment Period under Subsection 6(a)(i) or (ii), Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law or as governed by the Benefit Plans including the Group Long Term Disability Insurance in which Executive participates immediately prior to such Termination of Employment, but Executive shall be entitled to receive his Earned Incentive Compensation, if any, within 30 days after the Termination Date.
          (ii) Resignation or Cause. If Executive’s employment is Terminated pursuant to Subsection 6(a)(iii) or (iv), the Company shall pay Executive his full Base Salary through the Termination Date at the rate in effect at such time. The Company shall then have no further obligations to Executive under this Agreement and Executive shall no longer be entitled to participate in the Benefit Plans, except as required by applicable law.
          (iii) Termination of Employment Without Cause or for Good Reason. If Executive’s employment is Terminated by the Company without Cause pursuant to Subsection 6(a)(v) or by Executive for Good Reason pursuant to Subsection 6(a)(vi), then in lieu of any further salary payments to Executive for periods subsequent to the Termination Date, the Company shall pay to Executive a lump sum amount equal to (A) the amount of Executive’s Unpaid Incentive Compensation, if any, plus (B) 300% of the sum of (I) the greater of Executive’s Base Salary currently in effect or the highest of Executive’s Base Salary in effect at any time during the period commencing three years prior to the date of the Protected Period begins; and (II) the highest amount of Annual Incentive Compensation Executive received from the Company during the full five fiscal years of the Company immediately preceding the Protected Period. In the case of Termination of Employment without Cause, payment shall be made no later than 30 calendar days following the Termination Date, and in the case of Termination of Employment for Good Reason, payment shall be made on the first day of the seventh month following the Termination Date. Executive also shall be entitled to certain continuing benefits under the terms of Subsection 6(c). Notwithstanding any other provision of this Subsection 6(b)(iii), Subsection 6(c), Section 7 or this Agreement, the Company shall have no obligation to make the lump-sum payment referred to in this Subsection 6(b)(iii), to provide any continuing benefits or payment referred to in Subsection 6(c), or to make any Gross-Up Payment unless (X) Executive executes and delivers to the Company a Release and Waiver of Claims and (Y) Executive refrains from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims for all applicable periods during which Executive may revoke it.
     (c) Additional Benefits Following Termination under Subsections 6(a)(v) or (vi). This Subsection 6(c) sets forth the benefits to which Executive shall be entitled, in addition to those set forth in Subsection 6(b)(iii), following a Termination of the Employment Period under Subsection 6(a)(v) or (vi). Executive shall not be entitled to the benefit of any provision of this Subsection 6(c) following a Termination of the Employment Period under any other provision hereof.
          (i) Continuing Benefit Plans. For a period of three years following such a Termination Date, Executive shall also be entitled to continue to participate, on the same terms and conditions as active employees, in the Continuing Benefit Plans in which Executive participated immediately prior to the Termination Date, except that (A) Executive shall be entitled to Estate/Financial Planning Benefits for a period of one year following the Termination Date and (B) if Executive’s continued participation is not possible and Executive does not continue to participate under the terms of any such Continuing Benefit Plan, the Company shall instead pay to Executive, promptly upon presentation to the Company of invoices or receipts for payment, the amount Executive spends to receive comparable coverage under such a comparable plan during such three-year period. Notwithstanding the foregoing, in no event shall any such additional amount or comparable benefit be provided to Executive prior to or materially after the time the original payment or benefit would have been provided, or in a tax year other than the year in which payment would otherwise be made. Payment under Subsection 6(c)(i)(B) shall be made within 30 days of the time Executive presents an invoice or receipt for payment for such comparable coverage, provided Executive presents such invoice(s) or receipt(s) no later than 30 days before the end of Executive’s taxable year following the year in which the expense was incurred; provided, however, that in the event of Termination of Employment for Good Reason, no payment or reimbursement shall be made hereunder before the first day of the seventh month following such Termination of Employment. With respect to any coverage under a Continuing Benefit Plan with respect to which, but for this Agreement, Executive would otherwise be entitled to continuation coverage under Code Section 4980B (“COBRA”), any benefits provided for expenses incurred after the end of what would be the COBRA continuation coverage period if Executive had elected and paid for such coverage shall be made no later than the end of the taxable year following the taxable year in which such expense was incurred. Notwithstanding the foregoing sentence, the Company’s obligations to Executive with respect to continued benefits under the Continuing Benefit Plans shall end at the time Executive shall become covered by a plan of another employer providing comparable benefits. During such continuation period, Executive shall be responsible for paying the normal employee share of the applicable premiums for coverage under the Continuing Benefit Plans. The Company shall have the right to modify, amend or terminate the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits) following the Termination Date and Executive’s continued participation therein shall be subject to such modification, amendment or termination if such modification, amendment or termination applies generally to the then-current participants in such plan. Upon completion of the three-year period following such a Termination Date, the Company shall afford Executive the opportunity to continue Executive’s coverage under the Continuing Benefit Plans (other than the Estate/Financial Planning Benefits), at Executive’s expense, for an additional period under COBRA Continuation Coverage, so long as Executive timely elects to receive COBRA Continuation Coverage under the terms thereof and otherwise complies with the conditions of continuation of benefits under COBRA Continuation Coverage.
          (ii) Limited Benefit Plans. After such a Termination Date, Executive shall no longer be entitled to participate as an active employee in, or receive any additional or new benefits under, the Limited Benefit Plans, except as set forth in this Subsection 6(c)(ii) and except for such benefits, if any, available under such plans to former employees. After such a Termination Date, Executive shall be entitled to the following additional benefits:
               (A) A lump sum payment equal to three times the annual premium most recently paid with respect to Executive for such executive life insurance program as may be maintained by the Company at the Termination Date, except that if such premium is less than the next scheduled premium as shown on the then current illustration of coverage, the lump sum payment shall be three times such next scheduled premium. Such lump sum payment shall be grossed up to compensate for the tax impact of such payment and shall occur no later than 2 1/2 months following the later of the end of the Executive’s taxable year or the end of the Company’s taxable year in which the Termination Date occurs, provided that in the case of Termination of Employment with Good Reason, in no event shall payment occur prior to the first day of the seventh month following the Termination Date;
               (B) A lump-sum payment to be paid under the Restricted Stock Plan equal to the cash value of the benefits Executive would have received had he continued to participate in and receive annual awards under the Restricted Stock Plan on a basis consistent with his past practice for a period of three years after the Termination Date, determined and payable in accordance with the terms of the Restricted Stock Plan and the Company’s past practice. In the case of Termination of Employment without Cause, payment shall be made no later than 30 calendar days following the Termination Date, and in the case of Termination of Employment for Good Reason, payment shall be made on the first day of the seventh month following the Termination Date; and
               (C) The lapse of all restrictions on transfer and forfeiture provisions to which Executive’s awards under the Restricted Stock Plan are subject, so that any restricted shares previously awarded to Executive under such plan shall be nonforfeitable and freely transferable thereafter, all on the terms of the Restricted Stock Plan or the agreements thereunder.
     (d) Notice of Termination. Any Termination of Employment by the Company pursuant to Subsection 6(a)(ii), (iv) or (v) or by Executive pursuant to Subsection 6(a)(iii) shall be communicated to the other party hereto by written notice of Termination, which shall state in reasonable detail the facts upon which the Termination of Employment has occurred. A Termination of Employment pursuant to Subsection 6(a)(vi) shall be communicated by Notice of Termination for Good Reason.
     (e) Notice of Change in Control. The Company shall give Executive written notice of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days, after the occurrence of such event.
     (f) Deemed Termination After Change in Control. In the event of a Termination of Employment of Executive by the Company without Cause following the commencement of any discussion with or communication from a third party that ultimately results in a Change in Control that is also a “change in control” within the meaning of Section 409A, but prior to the date of such a Change in Control, and Executive can reasonably demonstrate that such Termination of Employment was made in connection with or in anticipation of such Change in

Control, then Executive shall be entitled to the benefits provided under Subsections 6(b)(iii) and 6(c) and Section 7, provided that (i) no such payments or benefits shall be provided prior to such Change in Control; (ii) any payments shall be payable within the various timeframes specified in Subsections 6(b)(iii) and 6(c) and Section 7, but with such timeframes beginning as of the date of such Change in Control instead of as of the date of Termination of Employment; and (iii) any reimbursements or in-kind benefits shall be made or provided within the timeframes specified within the applicable provisions of regulations under Section 409A in order to be exempt from or, if necessary, compliant with Section 409A.
     (g) Set-Off. There shall be no right of set-off or counterclaim against, or delay in, any payment by the Company to Executive of the Lump-Sum Payment or any Gross-Up Payment in respect of any claim against or debt or obligation of Executive, whether arising hereunder or otherwise.
     (h) Interest on Overdue Payments. Without limiting the rights of Executive at law or in equity, if the Company fails to make the Lump-Sum Payment or any Gross-Up Payment on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate equal to the rate in effect, at the time such payment should have been made, under the 401(k) Plan for loans to participants in such plan.
     (i) Outplacement Assistance. Promptly after a request in writing from Executive following a Termination of the Employment Period under Subsection 6(a)(v) or (vi), the Company shall retain a professional outplacement assistance service firm reasonably acceptable to Executive, at the Company’s expense, to provide outplacement assistance to Executive during the Protected Period. In the event Executive pays for such services, the Company shall reimburse Executive within 30 days from the time Executive presents an invoice or receipt for such expenses, provided Executive presents such receipt(s) no later than 30 days before the end of Executive’s second taxable year following the year in which such expenses were incurred. Any outplacement services shall be appropriate to Executive’s position with the Company, as determined by the outplacement assistance service firm. Executive shall not be entitled to such services, however, following a Termination of the Employment Period under Subsection 6(a)(i), (ii), (iii) or (iv).
     (j) Omnibus Plan. If Executive receives Awards (as defined therein) under the Omnibus Plan and a Change in Control occurs as determined under the Omnibus Plan, then Executive shall be entitled to the lapse of transfer restrictions imposed on any Award granted to Executive under the Omnibus Plan, all as determined under and subject to the terms of the Omnibus Plan.
     (k) Payments upon Termination of Employment for Good Reason. Notwithstanding anything herein to the contrary, in the event Executive’s employment Terminates for Good Reason, no payments or reimbursements to which Executive would otherwise be entitled shall be paid prior to the first day of the seventh month following his Termination Date.

     7. Certain Additional Payments by the Company.
     (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such taxes (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment or payments (individually and collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
     (b) Subject to the provisions of Subsection 7(f), all determinations required to be made under this Section 7, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Executive and the amount of such Gross-Up Payment, if any, shall be made (i) by PricewaterhouseCoopers (or its successor) (the “Accounting Firm”), regardless of any services that PricewaterhouseCoopers (or its successor) has performed or may be performing for the Company, or (ii) if PricewaterhouseCoopers (or its successor) is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, or cannot (because of limitations under applicable law or otherwise) make the determinations required to be made under this Section 7, then by another nationally recognized accounting firm selected by Executive and reasonably acceptable to the Company (which accounting firm shall then be the “Accounting Firm” hereunder). The Company, or Executive if he selects the Accounting Firm, shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall pay the required Gross-Up Payment to Executive within five business days after the Company’s receipt of such determination and calculations with respect to any Payment to Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish the Company and Executive an opinion that Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting

Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Subsection 7(f) and Executive thereafter is required to make a payment of any Excise Tax, Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, Executive as a Gross-Up Payment within five business days after the Company’s receipt of such determination and calculations. Notwithstanding any of the foregoing, if the Executive’s Termination of Employment was for Good Reason, in no event shall any such payments be made before the first day of the seventh month following such Termination of Employment.
     (c) The Company and Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Subsection 7(b). Any determination by the Accounting Firm as to the amount of any Gross-Up Payment or Underpayment shall be binding upon the Company and Executive.
     (d) The federal, state and local income or other tax returns filed by Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive shall within five business days pay to the Company the amount of such reduction.
     (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Subsection 7(b) shall be borne by the Company.
     (f) Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive shall not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of an amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
          (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;
          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;
          (iii) cooperate with the Company in good faith in order effectively to contest such claim; and
          (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Subsection 7(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Subsection 7(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and file for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay the tax claimed and file for a refund, the Company shall pay to Executive a Gross-up Payment as defined in (a) above with respect to the tax claimed and otherwise shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such payment, and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (g) If, after the receipt by Executive of an amount paid by the Company pursuant to Subsection 7(f), Executive receives any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Subsection 7(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).
     8. Binding Agreement; Successors. This Agreement shall inure to the benefit of and be binding upon Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). The Company shall require any such successor to assume and agree to perform this Agreement. Failure by the Company to obtain such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to Terminate the Executive’s employment for Good Reason during the Protected Period, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.
     9. Restrictive Covenants.
     (a) Non-Competition. During the Employment Period and for a period of two years following the Termination Date, Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner or director with, or have any financial interest in, any business which is in substantial competition with any business conducted by the Company or by any group, division or Subsidiary of the Company, in any area where such business is being conducted at the time of such Termination of Employment. Ownership of 5% or less of the voting stock of any corporation which is required to file periodic reports with the Securities and Exchange Commission under the Exchange Act shall not constitute a violation hereof.
     (b) Non-Solicitation. Executive shall not directly or indirectly, at any time during the Employment Period and for two years thereafter, solicit or induce or attempt to solicit or induce any employee, sales representative or other representative, agent or consultant of the Company or any group, division or Subsidiary of the Company (collectively, the “RPM Group”) to terminate his, her or its employment, representation or other relationship with the RPM Group or in any way directly or indirectly interfere with such a relationship.
     (c) Confidentiality.
          (i) Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time during or after the Employment Period, disclose, furnish, publish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any Confidential Information. Executive specifically acknowledges that all

Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the RPM Group, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the RPM Group to maintain the secrecy of such information, that such information is the sole property of the RPM Group and that any disclosure or use of such information by Executive during the Employment Period (except in the course of performing his duties and obligations hereunder) or after the Termination of the Employment Period shall constitute a misappropriation of the RPM Group’s trade secrets.
          (ii) Executive agrees that upon Termination of the Employment Period, for any reason, Executive shall return to the Company, in good condition, all property of the RPM Group, including, without limitation, the originals and all copies of any materials, whether in paper, electronic or other media, that contain, reflect, summarize, describe, analyze or refer or relate to any items of Confidential Information.
     10. Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) when dispatched by electronic facsimile transmission (with receipt electronically confirmed), (c) one business day after being sent by recognized overnight delivery service, or (d) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section):
If to Executive:

If to the Company:
RPM International Inc.
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
Facsimile: 330-225-6574
Attn: Secretary
     11. Withholding. The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.

     12. Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Executive and by another executive officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     13. Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the conflict of law principles of such State. Executive and the Company each agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive or the Company based on or arising out of this Agreement and each of Executive and the Company hereby (a) submits to the personal jurisdiction of such courts, (b) consents to service of process in connection with any such action, suit or proceeding and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
     14. Equitable Relief. Executive and the Company acknowledge and agree that the covenants contained in Section 9 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 9 will result in immediate and irreparable injury and harm to the Company, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Executive of the terms of Section 9.
     15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 9 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company.
     16. Code Section 409A. The benefits under this Agreement generally are intended to meet the requirements for exemption from Code Section 409A (including without limitation the exemptions for restricted property, short-term deferrals, separation payments and reimbursements, and welfare benefits) and shall be so construed and administered; however, to the extent any benefit hereunder is not exempt from the application of Code Section 409A, it shall be administered in compliance with Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be amended as the Company may determine, with the consent of the Executive (which shall not be unreasonably withheld), to better secure exemption of each benefit hereunder from, or if exemption is not reasonably available for such a benefit, to better comply with, the requirements of Code Section 409A.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     18. Headings; Definitions. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain capitalized terms used in this Agreement are defined on Schedule A attached hereto.
     19. No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in Section 8.
     20. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the employment of Executive and supersedes any and all other agreements (including the Existing Agreement), either oral or in writing, with respect to the employment of Executive.
     21. Enforcement Costs. The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if at any time in the two calendar years following a Termination of Employment during the Protected Period, it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover from Executive the benefits intended to be provided to Executive hereunder, and Executive has complied with all of his obligations under Section 9, then the Company irrevocably authorizes Executive from time to time to retain counsel of his choice at the expense of the Company as provided in this Section 21 to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company’s obligations under this Section 21 shall not be conditioned on Executive’s success in the prosecution or defense of any such litigation or other legal action. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular, periodic basis no later than 30 days after presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum annual amount of $250,000 in each of the two calendar years following the year in which occurs such Termination of Employment within the Protected Period; provided, that Executive presents such statement(s) no later than 30 days prior to the end of each such year, and provided further, that if Executive’s Termination of Employment was for Good Reason, no such payment shall be made before the first day of the seventh month following such Termination of Employment. Notwithstanding the foregoing, this Section 21 shall not apply at any time unless a Change in Control has occurred.
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     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

RPM INTERNATIONAL INC.
By:
Frank C. Sullivan, Chairman and
Chief Executive Officer

The “Company”

“Executive”

Schedule A
Certain Definitions
     As used in this Agreement, the following capitalized terms shall have the following meanings:
“401(k) Plan” means the RPM International Inc. 401(k) Trust and Plan and any successor plan or arrangement.
“Affiliate” of a specified entity means any entity during any period during which it would be treated, together with the Company, as a single employer for purposes of Section 414(b) and (c) of the Code.
“Annual Incentive Compensation” means an amount equal to the amount of Incentive Compensation paid to Executive (without regard to any reduction thereof elected by Executive pursuant to any qualified or non-qualified compensation reduction arrangement maintained by the Company, including, without limitation, the Deferred Compensation Plan) for a completed fiscal year (or for such shorter period during which Executive has been employed by the Company) preceding the Termination Date in which the Company paid Incentive Compensation to executive officers of the Company or in which the Company considered and declined to pay Incentive Compensation to executive officers of the Company.
“Benefit Plans” means the Continuing Benefit Plans and the Limited Benefit Plans.
“Cause” means a determination of the Board of Directors (without the participation of Executive) of the Company pursuant to the exercise of its business judgment, that either of the following events has occurred: (a) Executive has engaged in willful and intentional acts of dishonesty or gross neglect of duty or (b) Executive has breached Section 9.
“Change in Control” shall mean the occurrence at any time of any of the following events:
     (a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person or entity, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such transaction are held in the aggregate by the holders of Voting Stock immediately prior to such transaction;
     (b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity, and less than a majority of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;

     (c) There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule l3d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 15% or more of the Voting Power;
     (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;
     (e) If during any period of two consecutive years, individuals, who at the beginning of any such period, constitute the Directors cease for any reason to constitute at least a majority thereof, unless the nomination for election by the Company’s stockholders of each new Director was approved by a vote of at least two-thirds of the Directors then in office who were Directors at the beginning of any such period; or
     (f) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
     Notwithstanding the foregoing provisions of paragraphs (c) and (d) of this definition, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement (i) solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company or any Subsidiary, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership, (ii) solely because any other person or entity either files or becomes obligated to file a report on Schedule 13D or Schedule TO (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, but only if both (A) the transaction giving rise to such filing or obligation is approved in advance of consummation thereof by the Company’s Board of Directors and (B) at least a majority of the Voting Power immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction, or (iii) solely because of a change in control of any Subsidiary.
“COBRA Continuation Coverage” means the health care continuation requirements under the federal Consolidated Omnibus Budget Reconciliation Act, as amended, Part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Code Section 4980B(f), or any successor provisions thereto.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Confidential Information” means trade secrets and confidential business and technical information of the RPM Group and its customers and vendors, without limitation as to when or how Executive may have acquired such information. Such Confidential Information shall include, without limitation, the RPM Group’s manufacturing, selling and servicing methods and business techniques, training, service and business manuals, promotional materials, vendor and product information, product development plans, internal financial statements, sales and distribution information, business plans, marketing strategies, pricing policies, corporate alliances, business opportunities, the lists of actual and potential customers as well as other customer information, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), formulas, terms of compensation and performance levels of RPM Group employees, and other information concerning the RPM Group’s actual or anticipated business, research or development, or which is received in confidence by or for the RPM Group from any other person and all other confidential information to the extent that such information is not intended by the RPM Group for public dissemination.
“Continuing Benefit Plans” means only the following employee benefit plans and arrangements of the Company in effect on the date hereof, or any successor plan or arrangement in which Executive is eligible to participate immediately before the Termination Date:
(a)	The RPM International Inc. Health and Welfare Plan (including medical, dental and prescription drug benefits) as in existence on the date of this Agreement, or any successor plan that provides medical, dental and prescription drug benefits, but only to the extent of such benefits; and

(b)	Estate/Financial Planning Benefits.
“Deferred Compensation Plan” means the RPM International Inc. Deferred Compensation Plan, as amended from time to time, in which executive officers of the Company are eligible to participate and any such successor plan or arrangement.
“Director” means a member of the Board of Directors of the Company.
“Disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and that makes Executive eligible for benefits under any long-term disability program of the Company or an Affiliate. The Company and Executive acknowledge and agree that the essential functions of Executive’s position are unique and critical to the Company and that a disability condition that causes Executive to be unable to perform the essential functions of his position under the circumstances described above will constitute an undue hardship on the Company.

“Earned Incentive Compensation” means the sum of:
(a)	The Unpaid Incentive Compensation; and

(b)	An amount equal to the Annual Incentive Compensation for the most recent completed fiscal year (or for such shorter period during which Executive has been employed by the Company) preceding the Termination Date multiplied by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired before the Termination Date and the denominator of which is 365.
“Estate/Financial Planning Benefits” means those estate and financial planning services (a) in effect on the date hereof in which Executive is eligible to participate or (b) that the Company makes available at any time before the Termination Date to the executives and key management employees of the Company and in which Executive is then eligible to participate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
“Executive Life Insurance” means the RPM International Inc. Split Dollar Executive Life Insurance Plan in effect on the date hereof or any successor arrangement that the Company makes available at any time before the Termination Date to the executives and key management employees of the Company and in which Executive is then eligible to participate.
“Good Reason” means a determination by Executive made in good faith that, upon or after the occurrence of a Change in Control, any of the following events has occurred without Executive’s express written consent: (a) a significant reduction in the nature or scope of the title, authority or responsibilities of Executive from those held by Executive immediately prior to the Change in Control; (b) a reduction in Executive’s Base Salary from the amount in effect on the date of the Change in Control; (c) a reduction in Executive’s Annual Incentive Compensation from the amount of Executive’s Annual Incentive Compensation for the fiscal year preceding the fiscal year in which the Termination Date occurs, unless such reduction results solely from the Company’s results of operations; (d) the failure by the Company to offer to Executive an economic value of benefits reasonably comparable to the economic value of benefits under the Benefit Plans in which Executive participates at the time of the Change in Control; (e) the purported Termination of the Executive’s Employment which is not effected pursuant to Sections 6(d) and 10 of this Agreement, which purported Termination of Employment shall not be effective for purposes of this Agreement; (f) the failure by the Company to comply with and satisfy Section 8 of this Agreement, relating to the assumption of the Agreement by any successor entity; or (g) a material breach by the Company of the terms of Section 3.
“Gross-Up Payment” shall have the meaning given such term in Section 7.

“Group Long Term Disability Insurance” means the Group Long Term Disability Insurance sponsored by the Company, as currently in effect and as the same may be amended from time to time, and any successor long-term disability insurance sponsored by the Company in which the executives and key management employees of the Company are eligible to participate.
“Incentive Compensation” shall have the meaning given such term in Section 4(b).
“Life and Disability Welfare Plan” means the RPM International Inc. Life and Disability Welfare Plan, which includes Group Life Insurance, Group Long Term Disability Insurance and Group Accidental Death and Dismemberment Insurance.
“Limited Benefit Plans” means all the Company’s employee benefit plans and arrangements in effect at any time and in which the executives and key management employees of the Company are eligible to participate, excluding the Continuing Benefit Plans, but including, without limitation, the following employee benefit plans and arrangements as in effect on the date of this Agreement or any successor or new plan or arrangement made available in the future to the executives and key management employees of the Company and in which Executive is eligible to participate before the Termination Date:
(a)	The 401(k) Plan;

(b)	The RPM International Inc. Retirement Plan;

(c)	Stock option plans and other equity-based incentive plans, including the RPM International Inc. 2007 Stock Option Plan, the Restricted Stock Plan and the Omnibus Plan;

(d)	Any Executive Life Insurance;

(e)	The RPM International Inc. Incentive Compensation Plan;

(f)	The Deferred Compensation Plan;

(g)	The RPM International Inc. Employee Stock Purchase Plan;

(h)	The Life and Disability Welfare Plan;

(i)	The RPM International Inc. Group Variable Universal Life Plan (also known as GRIP or GVUL);

(j)	The RPM International Inc. Business Travel Accident Plan;

(k)	The fringe benefits appertaining to Executive’s position with the Company referred to in Subsection 4(f), including the use of an automobile; and

(l)	RPM International Inc. Flexible Benefits Plan.
“Lump-Sum Payment” means, collectively, the lump-sum payments that may be payable to Executive pursuant to the first sentence of Subsection 6(b)(iii) and pursuant to Subsection 6(c)(ii)(B).
“Notice of Termination for Good Reason” means a written notice delivered by Executive in good faith to the Company under Subsection 6(a)(vi) setting forth in reasonable detail the facts and circumstances that have occurred and that Executive claims in good faith to be an event constituting Good Reason.
“Omnibus Plan” means the RPM International Inc. 2004 Omnibus Equity and Incentive Plan.
“Protected Period” means that period of time commencing on the date of a Change in Control and ending two years after such date.
“Release and Waiver of Claims” means a written release and waiver by Executive, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, of all claims, demands, suits, actions, causes of action, damages and rights against the Company and its Affiliates whatsoever which he may have had on account of his Termination of Employment, including, without limitation, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay. Such Release and Waiver of Claims shall not, however, apply to the obligations of the Company arising under this Agreement, any indemnification agreement between Executive and the Company, any retirement plans, any stock option agreements, COBRA Continuation Coverage or rights of indemnification Executive may have under the Company’s Certificate of Incorporation or By-laws (or comparable charter document) or by statute.
“Restricted Stock Plan” means either the RPM International Inc. 1997 Restricted Stock Plan or the RPM International Inc. 2007 Restricted Stock Plan and any successor plan or arrangement to either of such plans, but shall not be deemed to mean or include the Omnibus Plan.
“Subsidiary” means a corporation, company or other entity (a) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
“Termination of Employment” means the separation from service within the meaning of Section 409A of the Code, of Executive with the Company and all of its Affiliates, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which Executive’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than Twenty Percent (20%) of its prior level. For this purpose, whether a Termination of Employment has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by Executive after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than Twenty Percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if Executive has been providing services less than 36 months). The terms “Terminate” or “Terminated,” when used in reference to Executive’s employment or the Employment Period, shall refer to a Termination of Employment as set forth in this paragraph.
“Termination Date” means the effective date of Executive’s Termination of Employment.
“Unpaid Incentive Compensation” means an amount equal to the amount of any Incentive Compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the Termination Date occurs. If the Compensation Committee has determined such amount prior to the Termination Date, then such amount shall be the amount so determined by the Compensation Committee. If the Compensation Committee has not determined such amount prior to the Termination Date, then such amount shall equal the amount of the Annual Incentive Compensation for the most recent fiscal year preceding the fiscal year in which the Termination Date occurs for which Incentive Compensation has been paid. For purposes of this definition, any Incentive Compensation deferred by Executive pursuant to any qualified or non-qualified compensation reduction arrangement maintained by the Company, including, without limitation, the Deferred Compensation Plan, shall be deemed to have been paid on the date of deferral.
“Voting Power” means, at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.
“Voting Stock” means, at any time, the then-outstanding securities entitled to vote generally in the election of Directors.